Exhibit 99.1

Michael Messersmith Partner +1 312.583.2374 Direct Michael.Messersmith@apks.com

May 11, 2017

VIA EMAIL AND OVERNIGHT DELIVERY

Adam Keil

Moelis & Company

399 Park Avenue - 5th Floor

New York, NY 10022

Dear	Mr. Keil:

As you know, Arnold & Porter Kaye Scholer LLP (“APKS”) represents certain funds managed by Symphony Asset Management (such funds, collectively, “Symphony”) in their capacity as lenders under that certain Amended and Restated Credit Agreement, dated as of May 13, 2008, as amended and restated as of February 23, 2011 (as so amended and restated, the “Credit Agreement”), among Clear Channel Communication, Inc. and Clear Channel Capital I (together with their affiliates and subsidiaries party thereto, the “Company”), Citibank N.A., as Administrative Agent and the lenders from time to time party thereto (the “Lenders”).

Symphony holds approximately $280 million of term loans currently outstanding under the Credit Agreement (the “Loans”).

Symphony and APKS appreciate the time spent by Moelis & Company (“Moelis”) and Kirkland & Ellis LLP (“K&E”) discussing with us the proposed exchange offer (the “Proposed Exchange”) set forth in the Term Loan Confidential Information Memorandum dated March 15, 2017 (as amended, the “CIM”). As we’ve noted to you and K&E, while Symphony has concerns regarding certain aspects of the Proposed Exchange as currently set forth in the CIM, Symphony continues to believe that a properly crafted de-levering exchange transaction would be in the best interests of the Company and its stakeholders.

Accordingly, Symphony and APKS have spent considerable time and effort working to develop an exchange structure, principal financial terms and other components of a transaction that could be an alternative to the Proposed Exchange and obtain the support of the Company and its stakeholders (the “Proposed Alternative

Adam Keil

May 11, 2017

Transaction”). Symphony has shared with Moelis certain aspects of the Proposed Alternative Transaction and has had several discussions with Moelis about the merits of the Proposed Alternative Transaction and a potential strategy to achieve consummation thereof.

Symphony believes that the Proposed Alternative Transaction, if advanced, could obtain significant support from the Company’s debt investors and finally bridge the chasm between the Company and certain of its stakeholders. Symphony and APKS have been in regular contact with several of the Company’s largest Lenders, including OppenheimerFunds and Eaton Vance, regarding the Proposed Alternative Proposal and have shared certain principal terms thereof. These Lenders collectively hold Loans of more than $1 billion and have indicated to Symphony and APKS that they would consider the Proposed Alternative Transaction and would be supportive of Symphony and APKS continuing to work to create a formal term sheet with respect thereto.

As discussed with you, while Symphony is interested in continuing its work to promptly prepare and negotiate a term sheet in respect of the Proposed Alternative Transaction, it is unable to do so without (a) receiving certain pertinent information from the Company and its advisors at Moelis and K&E, subject to the execution of appropriate confidentiality agreements, and (b) the reimbursement of the reasonable fees and expenses of its advisors, including APKS, subject to a budget. We have discussed these specific requests with OppenheimerFunds and Eaton Vance and they each are supportive and look forward to working with us and you to see if a deal can be reached.

Accordingly, Symphony requests that the Company and its Board consider the requests set forth in clauses (a) and (b) of the immediately preceding paragraph, so that we can continue to move forward with finalizing the Proposed Alternative Transaction. Of course, if you have any questions, please feel free to contact me or Symphony directly. While Symphony looks forward to working with you in this regard, please note that nothing herein should be deemed a commitment by any Lender, including Symphony, OppenheimerFunds or Eaton Vance, to consent to or participate in any transaction, including the Proposed Alternative Transaction.

Very truly yours,

/s/ Michael Messersmith
Michael Messersmith
Partner

Adam Keil

May 11, 2017

cc (via email):	Alan Glantz, Esq.
Christopher Beard
Scott Caraher